EXHIBIT 99.1

PRESS RELEASE
_____________________________________________________________________________________________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:  Press:       Frank D. Filipo
   Executive Vice President &
   Chief Operating Officer
   (631) 208-2400

 Investor:  Brian K. Finneran
                   Executive Vice President &
                   Chief Financial Officer
                  (631) 208-2400
4 West Second Street Riverhead, NY 11901 (631) 208-2400 (Voice) - (631) 727-3214 (FAX) invest@suffolkbancorp.com

SUFFOLK BANCORP REPORTS FIRST QUARTER 2015 RESULTS

First Quarter 2015 Highlights
•Reported net income increased by 7.8% to $4.0 million versus first quarter 2014; Core net income increased by 29.5% versus the same period
•Total loans outstanding increased 2.0% versus fourth quarter 2014 and 22.3% versus first quarter 2014
•Demand deposits represented 42.9% of total deposits at March 31, 2015
•Maintained exceptionally low cost of funds of 0.16% during first quarter 2015
•Core efficiency ratio improves to 66.4% in first quarter 2015 versus 72.5% in first quarter 2014

Riverhead, New York, April 22, 2015 — Suffolk Bancorp (the "Company") (NASDAQ - SUBK), parent company of Suffolk County National Bank (the "Bank"), today reported net income of $4.0 million, or $0.34 per diluted common share, for the first quarter of 2015 compared to $3.7 million, or $0.32 per diluted common share, a year ago.

The 7.8% increase in first quarter 2015 reported earnings versus the comparable 2014 period resulted principally from a $1.2 million increase in net interest income coupled with a $201 thousand reduction in total operating expenses in 2015. Partially offsetting these positive factors was a $1.0 million reduction in non-interest income in 2015 when compared to the first quarter of 2014. Excluding the first quarter 2014 gain on the sale of a closed branch building and an expense credit associated with branch consolidation costs previously recorded, core net income increased by 29.5% to $4.0 million in the first quarter of 2015 from $3.1 million in the comparable 2014 period. (See Non-GAAP Disclosure contained herein.)

President and CEO Howard C. Bluver stated, "We experienced a strong start to the year during the first quarter and I am pleased that we are continuing to benefit from the improving economy in our markets and the success of our aggressive expansion strategies.

"First, our lending businesses continue to perform well and are delivering strong, high quality loan growth. Quarter over quarter sequential growth in our loan portfolio was approximately $27 million, from $1.355 billion at the end of 2014, to $1.382 billion at March 31, 2015, a 2.0% increase.  Total loans at the end of the first quarter represented a 22.3% increase from the comparable quarter in 2014. Considering the unusually harsh weather experienced in all our local markets during the quarter, this performance is particularly noteworthy. Many loans originally scheduled to close in the first quarter slipped into the second quarter, as many customers experienced delays in normal business activity as a consequence of the severe winter weather. As a result, our loan pipeline is currently at the highest level it has been in several years and we remain optimistic about the prospect for strong loan growth during 2015.

PRESS RELEASE April 22, 2015 Page 2 of 15

"I am also pleased to report that we expect our new business banking center in Long Island City, Queens, to open in early May. This office will serve the rapidly growing markets in Queens and nearby Brooklyn. The entire team that will staff this new office has been with us for several months now, is already generating significant business and has deep relationships with many small and middle market businesses in these attractive markets. We believe the opening of this new office and the success we have had in recruiting experienced bankers to staff it, is the perfect next step in our now proven strategy of protecting and enhancing our eastern Long Island lending franchise while we aggressively expand west into Nassau County and New York City."

Mr. Bluver continued, "Second, our deposit business performed particularly well during the quarter. The first quarter has traditionally been the slowest time of the year for deposit generation because of the seasonality associated with businesses on the east end of Long Island, including the Hamptons. But it is clear that, as we expand west and generate a growing percentage of our deposits from new lending customers, the seasonal winter downturn in overall deposit levels is becoming less pronounced. In this regard, I note that average demand deposits during the first quarter of 2015 were $669 million, compared to $611 million in the comparable quarter in 2014, representing a 9.5% increase. We also ended the first quarter of 2015 with $683 million in total demand deposits, compared to $633 million at the end of the first quarter of 2014, an increase of 7.8%.

"It is also important to note that, as we use up excess liquidity and our funding mix starts to reflect increased borrowings, growth in core deposits will become increasingly important to us. As a result, we have implemented new incentives for core deposit generation for both our lending and retail teams, and the initial results are encouraging. Total deposits were $1.592 billion at March 31, 2015, compared to $1.523 billion at March 31, 2014, a 4.5% increase. Most importantly, core deposits, consisting of demand, N.O.W., savings and money market funds, represented 86% of total deposits at March 31, 2015. As has been the case for many decades, we focus our deposit acquisition efforts on demand and low cost core deposits. As a result of this strategy, 43% of total deposits were demand deposits at March 31, 2015, resulting in an extraordinarily low cost of funds of 16 basis points and a strong net interest margin of 4.02% for the first quarter of 2015. We have one of the most attractive core deposit franchises in the entire community banking space, which will serve us well when interest rates inevitably rise.

"Third, credit quality during the first quarter was strong. Total non-accrual loans at March 31, 2015 declined to $12.3 million, or 0.89% of total loans, compared to $13.0 million, or 0.96% of total loans, at the end of 2014. As we have previously stated, a substantial majority of our non-accrual portfolio is performing under negotiated workout agreements that result in steady reductions in non-accrual balances as monthly payments are made. Early delinquencies (30-89 days past due), which we manage aggressively as a harbinger of future credit issues, continue to be well controlled at $1.1 million, or 0.08% of total loans, at March 31, 2015.  Given the improving economic conditions in our markets, as well as the current profile of our loan portfolio, we also believe we are well reserved. Our allowance for loan losses at March 31, 2015 was $19.3 million, or 1.40% of total loans and 157% of total non-accrual loans.

"Finally, we continue to work hard to reduce operating expenses and increase our efficiency. The expansion strategies that have resulted in the strong financial performance of the last few years require significant investment, particularly in technology upgrades, office space as we move west, regulatory resources and, most importantly, attracting the best lending and credit professionals to drive performance. Nevertheless, we have been successful in finding ways to fund these investments by reducing expenses in other areas. For example, total operating expenses during the first quarter of 2015 were $13.1 million, compared to $13.3 million in the first quarter of 2014, a reduction of $201 thousand notwithstanding the significant investments made over the last year to generate increased revenues. This improvement in operating leverage translated into an improvement in our core operating efficiency ratio during the first quarter of 2015 to 66.4%, from 72.5% during the first quarter of 2014. As we move forward, we will continue to balance the need for investment to generate revenue with expense saves in other areas. We have proven our ability to do this and believe it will build shareholder value over the long term."

PRESS RELEASE April 22, 2015 Page 3 of 15

Performance and Other Highlights
•
Asset Quality – Total non-accrual loans were $12.3 million or 0.89% of loans outstanding at March 31, 2015 versus $13.0 million or 0.96% of loans outstanding at December 31, 2014 and $14.1 million or 1.24% of loans outstanding at March 31, 2014. Total accruing loans delinquent 30 days or more were 0.08% of loans outstanding at March 31, 2015 as compared to 0.10% of loans outstanding at December 31, 2014 and 0.33% of loans outstanding at March 31, 2014. Net loan charge-offs of $125 thousand were recorded in the first quarter of 2015 versus net loan recoveries of $150 thousand in the fourth quarter of 2014 and net loan recoveries of $224 thousand in the first quarter of 2014. The allowance for loan losses totaled $19.3 million at March 31, 2015 versus $19.2 million at December 31, 2014 and $17.7 million at March 31, 2014, representing 1.40%, 1.42% and 1.57% of total loans, respectively, at such dates. The allowance for loan losses as a percentage of non-accrual loans was 157%, 148% and 126% at March 31, 2015, December 31, 2014 and March 31, 2014, respectively. The Company held no other real estate owned ("OREO") during any of the reported periods.

•
Capital Strength – The Company's capital ratios continue to exceed all regulatory requirements. The Company's tier 1 leverage ratio was 10.13% at March 31, 2015 versus 10.04% at December 31, 2014 and 10.27% at March 31, 2014. The Company's total risk-based capital ratio was 13.77% at March 31, 2015 as compared to 13.35% at December 31, 2014 and 14.82% at March 31, 2014. The Company's tangible common equity to tangible assets ratio ("TCE ratio") (non-GAAP financial measure) was 9.77% at March 31, 2015 versus 9.50% at December 31, 2014 and 9.99% at March 31, 2014.

•
Core Deposits – Core deposits, consisting of demand, N.O.W., savings and money market accounts, totaled $1.4 billion at March 31, 2015 versus $1.3 billion at December 31, 2014 and March 31, 2014. Core deposits represented 86% of total deposits at March 31, 2015 and December 31, 2014 and 85% of total deposits at March 31, 2014. Demand deposits were $683 million at March 31, 2015, an increase of 7.8% from $633 million at March 31, 2014. Demand deposits were $684 million at December 31, 2014. Demand deposits represented 43%, 44% and 42% of total deposits at March 31, 2015, December 31, 2014 and March 31, 2014, respectively.

•
Loans – Loans outstanding at March 31, 2015 increased by $252 million, or 22.3%, to $1.38 billion when compared to March 31, 2014 and increased by $27 million, or 2.0%, when compared to December 31, 2014.

•
Net Interest Margin – Net interest margin was 4.02% in the first quarter of 2015 versus 3.96% in the fourth quarter of 2014 and 4.21% in the first quarter of 2014. Excluding the receipt of interest income on loans returning to accrual status, the Company's core net interest margin was 4.01% in the first quarter of 2015 as compared to 3.96% in the fourth quarter of 2014 and 4.12% in the first quarter of 2014. (See Non-GAAP Disclosure contained herein.) The average cost of funds was 0.16% in the first quarter of 2015 versus 0.15% in the fourth quarter of 2014 and 0.17% in the first quarter of 2014.

•
Performance Ratios – Return on average assets and return on average common stockholders' equity were 0.85% and 8.79%, respectively, in the first quarter of 2015 versus 0.88% and 8.73%, respectively, in the fourth quarter of 2014, and 0.89% and 8.81%, respectively, in the first quarter of 2014.

Earnings Summary for the Quarter Ended March 31, 2015
The Company recorded net income of $4.0 million during the first quarter of 2015 versus $3.7 million in the comparable year ago period. The 7.8% improvement in first quarter 2015 net income resulted principally from a $1.2 million increase in net interest income coupled with a $201 thousand decrease in total operating expenses in 2015. Partially offsetting the foregoing improvements was a $1.0 million decrease in non-interest income in the first quarter of 2015, largely the result of a $642 thousand gain on the sale of a branch building in the first quarter of 2014 and a $279 thousand reduction in fiduciary fee income due to the sale of the Company's wealth management business in the fourth quarter of 2014.  The Company's effective tax rate increased nominally to 23.6% in 2015 from 23.0% a year ago.  A $250 thousand provision for loan losses was recorded in the first quarters of 2015 and 2014.

PRESS RELEASE April 22, 2015 Page 4 of 15

The $1.2 million or 8.0% improvement in first quarter 2015 net interest income resulted from a $199 million increase in average total interest-earning assets, offset in part by a 19 basis point contraction in the Company's net interest margin to 4.02% in 2015 from 4.21% in 2014. The Company's first quarter 2015 average total interest-earning asset yield was 4.17% versus 4.38% in the comparable 2014 quarterly period. A lower average yield on the Company's loan portfolio in the first quarter of 2015 versus the first quarter of 2014, down 49 basis points to 4.35%, was the primary driver of the reduction in the interest-earning assets yield.  The Company's average balance sheet mix continued to improve as average loans increased by $284 million (26.1%) versus first quarter 2014 and low-yielding overnight interest-bearing deposits and federal funds sold declined by $34 million (56.8%) during the same period. Federal funds sold and interest-bearing deposits represented 1% of average total interest-earning assets in the first quarter of 2015 versus 4% a year ago. The average securities portfolio decreased by $56 million to $359 million in the first quarter of 2015 versus the comparable 2014 period.  The average yield on the investment portfolio was 3.81% in the first quarter of 2015 versus 3.76% a year ago. At March 31, 2015, tax-exempt municipal securities, at 42%, made up the largest component of the Company's investment portfolio. The available for sale securities portfolio had an unrealized pre-tax gain of $6.1 million and the entire securities portfolio had an estimated weighted average life of 4.5 years at March 31, 2015.

The Company's average cost of total interest-bearing liabilities declined by two basis points to 0.27% in the first quarter of 2015 versus 0.29% in the first quarter of 2014. The Company's total cost of funds, among the lowest in the industry, declined to 0.16% in the first quarter of 2015 from 0.17% a year ago, largely because of the Company's continued focus on lower-cost core deposits. Average core deposits increased $78 million to $1.4 billion during the first quarter of 2015 as compared to the comparable 2014 period, with average demand deposits representing 43% of first quarter 2015 average total deposits. Total deposits increased by $68 million or 4.5% to $1.6 billion at March 31, 2015 versus March 31, 2014. Core deposit balances, which represented 86% of total deposits at March 31, 2015, grew by $73 million or 5.7% during the same period. Average borrowings increased $124 million during the first quarter of 2015 compared to 2014 and were used to fund the growth in the Company's loan portfolio, which increased $284 million on average during that same period.

The $201 thousand reduction in total operating expenses in the first quarter of 2015 versus 2014 was principally the result of a $255 thousand (2.9%) reduction in compensation and benefits expense and a $213 thousand (38.7%) reduction in consulting and professional fees. Excluding a $170 thousand expense credit recorded in the first quarter of 2014 related to branch closures, total operating expenses declined by $371 thousand or 2.8% in the first quarter of 2015 versus the comparable 2014 period. The Company's core operating efficiency ratio improved to 66.4% in the first quarter of 2015 from 72.5% a year ago.

The $250 thousand provision for loan losses recorded during the first quarter of 2015 was primarily due to the growth in the loan portfolio experienced during the past three months. The Company also recorded a provision for loan losses of $250 thousand in the first quarter of 2014.

Non-interest income declined by $1.0 million or 32.4% in the first quarter of 2015 versus the comparable 2014 period.  This reduction was due principally to a $642 thousand pre-tax gain recorded in 2014 on the sale of a closed branch facility coupled with a $279 thousand reduction in fiduciary fee income. Excluding the impact of these two items, non-interest income declined by $80 thousand or 3.7% in 2015.  This decline was principally due to a reduction in deposit service charge income resulting from lower overdraft and DDA analysis fees in 2015. Fiduciary fees declined as a result of the Company's decision to exit the wealth management market during the fourth quarter of 2014 through the sale of its wealth management business. Partially offsetting the foregoing reductions in non-interest income were increases in net gain on the sale of portfolio loans (up $198 thousand) and net gain on the sale of mortgage loans originated for sale (up $51 thousand).

The Company recorded income tax expense of $1.2 million in the first quarter of 2015 resulting in an effective tax rate of 23.6% versus an income tax expense of $1.1 million and an effective tax rate of 23.0% in the comparable period a year ago.

Asset Quality
Non-accrual loans totaled $12.3 million or 0.89% of loans outstanding at March 31, 2015 versus $13.0 million or 0.96% of total loans outstanding at December 31, 2014 and $14.1 million or 1.24% of loans outstanding at March 31, 2014. The allowance for loan losses as a percentage of total non-accrual loans amounted to 157%, 148% and 126% at March 31, 2015, December 31, 2014 and March 31, 2014, respectively. Total accruing loans delinquent 30 days or more amounted to $1 million or 0.08% of loans outstanding at March 31, 2015 as compared to $1 million or 0.10% of loans outstanding at December 31, 2014 and $4 million or 0.33% of loans outstanding at March 31, 2014.

PRESS RELEASE April 22, 2015 Page 5 of 15

Total criticized and classified loans were $44 million at March 31, 2015 versus $40 million at December 31, 2014 and March 31, 2014. Criticized loans are those loans that are not classified but require some degree of heightened monitoring. Classified loans were $25 million at March 31, 2015 as compared to $30 million at December 31, 2014 and $33 million at March 31, 2014. The allowance for loan losses as a percentage of total classified loans was 77%, 64% and 53%, respectively, at the same dates.

At March 31, 2015, the Company had $19 million in troubled debt restructurings ("TDRs"), primarily consisting of commercial and industrial loans, commercial real estate loans and residential mortgages totaling $3 million, $10 million and $4 million, respectively. The Company had TDRs amounting to $20 million at December 31, 2014 and $16 million at March 31, 2014.

At March 31, 2015, the Company's allowance for loan losses amounted to $19.3 million or 1.40% of period-end loans outstanding. The allowance as a percentage of loans outstanding was 1.42% and 1.57% at December 31, 2014 and March 31, 2014, respectively. The Company recorded net loan charge-offs of $125 thousand in the first quarter of 2015 versus net loan recoveries of $150 thousand in the fourth quarter of 2014 and net loan recoveries of $224 thousand in the first quarter of 2014. As a percentage of average total loans outstanding, these net amounts represented, on an annualized basis, 0.04% for the first quarter of 2015, (0.05%) for the fourth quarter of 2014 and (0.08%) for the first quarter of 2014.

The Company held no OREO during any of the reported periods.

Capital
Total stockholders' equity was $188 million at March 31, 2015 compared to $183 million at December 31, 2014 and $174 million at March 31, 2014. The increase in stockholders' equity versus March 31, 2014 was due to net income, net of dividends paid, recorded during the past twelve months. The Company's return on average common stockholders' equity was 8.79% for the three months ended March 31, 2015 versus 8.81% for the comparable 2014 period.

The Bank's tier 1 leverage, common equity tier 1 risk-based, tier 1 risk-based and total risk-based capital ratios were 10.02%, 12.38%, 12.38% and 13.63%, respectively, at March 31, 2015. Each of these ratios exceeds the regulatory guidelines for a "well capitalized" institution, the highest regulatory capital category.

The Company's capital ratios also exceeded all regulatory requirements at March 31, 2015. The Company's TCE ratio (non-GAAP financial measure) was 9.77% at March 31, 2015 versus 9.50% at December 31, 2014 and 9.99% at March 31, 2014.

Corporate Information
Suffolk Bancorp is a one-bank holding company engaged in the commercial banking business through Suffolk County National Bank, a full service commercial bank headquartered in Riverhead, New York and Suffolk Bancorp's wholly owned subsidiary. Organized in 1890, the Bank has 26 branch offices in Nassau and Suffolk Counties, New York. For more information about the Bank and its products and services, please visit www.scnb.com.

Non-GAAP Disclosure
This discussion includes non-GAAP financial measures of the Company's TCE ratio, tangible common equity, tangible assets, core net income, core FTE net interest income, core FTE net interest margin, core operating expenses, core non-interest income, core FTE non-interest income and core operating efficiency ratio. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States ("U.S. GAAP"). The Company believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and the Company's marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other financial institutions.

PRESS RELEASE April 22, 2015 Page 6 of 15

With respect to the calculations of core net income, core FTE net interest income and core FTE net interest margin for the periods presented in this discussion, reconciliations to the most comparable U.S. GAAP measures are provided in the following tables. Such reconciliations for the TCE ratio, tangible common equity, tangible assets, core operating expenses, core non-interest income, core FTE non-interest income and core operating efficiency ratio are provided elsewhere herein.

	Three Months Ended March 31,
(in thousands)	2015	2014

CORE NET INCOME:

Net income, as reported	$4,009	$3,720

Less:
Gain on sale of branch building	-	(642)
Branch consolidation costs (credits)	-	(170)
Total adjustments, before income taxes	-	(812)
Adjustment for reported effective income tax rate	-	(187)
Total adjustments, after income taxes	-	(625)

Core net income	$4,009	$3,095

	Three Months Ended March 31,
($ in thousands)	2015		2014

CORE NET INTEREST INCOME/MARGIN:

Net interest income/margin (FTE), as reported	$17,496	4.02%	$16,273	4.21%

Less:
Interest on loans returning to accrual status	20	0.01%	341	0.09%

Core net interest income/margin (FTE)	$17,476	4.01%	$15,932	4.12%

PRESS RELEASE April 22, 2015 Page 7 of 15

Safe Harbor Statement Pursuant to the Private Securities Litigation Reform Act of 1995
Certain statements contained in this discussion are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These can include remarks about the Company, the banking industry, the economy in general, expectations of the business environment in which the Company operates, projections of future performance, and potential future credit experience. These remarks are based upon current management expectations, and may, therefore, involve risks and uncertainties that cannot be predicted or quantified, that are beyond the Company's control and that could cause future results to vary materially from the Company's historical performance or from current expectations. These remarks may be identified by such forward-looking statements as "should," "expect," "believe," "view," "opportunity," "allow," "continues," "reflects," "typically," "usually," "anticipate," or similar statements or variations of such terms. Factors that could affect the Company include particularly, but are not limited to: increased capital requirements mandated by the Company's regulators; the Company's ability to raise capital; competitive factors, including price competition; changes in interest rates; increases or decreases in retail and commercial economic activity in the Company's market area; variations in the ability and propensity of consumers and businesses to borrow, repay, or deposit money, or to use other banking and financial services; results of regulatory examinations or changes in law, regulations or regulatory practices; the Company's ability to attract and retain key management and staff; any failure by the Company to maintain effective internal control over financial reporting; larger-than-expected losses from the sale of assets; and the potential that net charge-offs are higher than expected or for further increases in our provision for loan losses. Further, it could take the Company longer than anticipated to implement its strategic plans to increase revenue and manage non-interest expense, or it may not be possible to implement those plans at all. Finally, new and unanticipated legislation, regulation, or accounting standards may require the Company to change its practices in ways that materially change the results of operations. We have no obligation to update any forward-looking statements to reflect events or circumstances after the date of this document. For more information, see the risk factors described in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Financial Highlights Follow

PRESS RELEASE April 22, 2015 Page 8 of 15

CONSOLIDATED STATEMENTS OF CONDITION
(unaudited, dollars in thousands, except per share data)

	March 31, 2015	December 31, 2014	March 31, 2014
ASSETS
Cash and cash equivalents
Cash and non-interest-bearing deposits due from banks	$46,886	$41,140	$52,422
Interest-bearing deposits due from banks	12,138	13,376	33,743
Federal funds sold	-	1,000	1,038
Total cash and cash equivalents	59,024	55,516	87,203
Interest-bearing time deposits in other banks	10,000	10,000	10,000
Federal Reserve Bank, Federal Home Loan Bank and other stock	6,800	8,600	2,863
Investment securities:
Available for sale, at fair value	291,557	298,670	364,148
Held to maturity (fair value $65,414, $64,796 and $46,008, respectively)	62,191	62,270	45,479
Total investment securities	353,748	360,940	409,627
Loans	1,382,160	1,355,427	1,129,818
Allowance for loan losses	19,325	19,200	17,737
Net loans	1,362,835	1,336,227	1,112,081
Loans held for sale	2,836	26,495	190
Premises and equipment, net	23,219	23,641	24,523
Bank owned life insurance	45,418	45,109	44,109
Deferred taxes	14,886	15,714	12,269
Accrued interest and loan fees receivable	6,482	5,676	6,322
Goodwill and other intangibles	3,043	2,991	2,994
Other assets	3,666	4,374	3,635
TOTAL ASSETS	$1,891,957	$1,895,283	$1,715,816

LIABILITIES & STOCKHOLDERS' EQUITY
Demand deposits	$682,593	$683,634	$633,496
Savings, N.O.W. and money market deposits	685,891	653,667	661,599
Subtotal core deposits	1,368,484	1,337,301	1,295,095
Time deposits	223,188	218,759	228,339
Total deposits	1,591,672	1,556,060	1,523,434
Borrowings	90,000	130,000	-
Unfunded pension liability	6,192	6,303	167
Capital leases	4,483	4,511	4,588
Other liabilities	12,050	15,676	13,456
TOTAL LIABILITIES	1,704,397	1,712,550	1,541,645
COMMITMENTS AND CONTINGENT LIABILITIES
STOCKHOLDERS' EQUITY
Common stock (par value $2.50; 15,000,000 shares authorized;
issued 13,891,390 shares, 13,836,508 shares and 13,738,752 shares at March 31, 2015, December 31, 2014 and March 31, 2014, respectively;
outstanding 11,725,652 shares, 11,670,770 shares and 11,573,014 shares
at March 31, 2015, December 31, 2014 and March 31, 2014, respectively)	34,728	34,591	34,348
Surplus	44,495	44,230	43,445
Retained earnings	119,478	116,169	105,993
Treasury stock at par (2,165,738 shares)	(5,414)	(5,414)	(5,414)
Accumulated other comprehensive loss, net of tax	(5,727)	(6,843)	(4,201)
TOTAL STOCKHOLDERS' EQUITY	187,560	182,733	174,171
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$1,891,957	$1,895,283	$1,715,816

PRESS RELEASE April 22, 2015 Page 9 of 15

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, dollars in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
INTEREST INCOME
Loans and loan fees	$14,569	$12,877
U.S. Government agency obligations	541	628
Obligations of states and political subdivisions	1,335	1,505
Collateralized mortgage obligations	182	250
Mortgage-backed securities	445	501
Corporate bonds	38	90
Federal funds sold and interest-bearing deposits due from banks	23	46
Dividends	60	38
Total interest income	17,193	15,935
INTEREST EXPENSE
Savings, N.O.W. and money market deposits	274	292
Time deposits	294	345
Borrowings	108	-
Total interest expense	676	637
Net interest income	16,517	15,298
Provision for loan losses	250	250
Net interest income after provision for loan losses	16,267	15,048
NON-INTEREST INCOME
Service charges on deposit accounts	747	1,003
Other service charges, commissions and fees	593	679
Fiduciary fees	-	279
Net gain on sale of securities available for sale	26	-
Net gain on sale of portfolio loans	198	-
Net gain on sale of mortgage loans originated for sale	144	93
Net gain on sale of premises and equipment	-	642
Income from bank owned life insurance	309	354
Other operating income	74	42
Total non-interest income	2,091	3,092
OPERATING EXPENSES
Employee compensation and benefits	8,606	8,861
Occupancy expense	1,462	1,435
Equipment expense	385	449
Consulting and professional services	338	551
FDIC assessment	290	267
Data processing	570	573
Branch consolidation costs (credits)	-	(170)
Other operating expenses	1,457	1,343
Total operating expenses	13,108	13,309
Income before income tax expense	5,250	4,831
Income tax expense	1,241	1,111
NET INCOME	$4,009	$3,720

EARNINGS PER COMMON SHARE - BASIC	$0.34	$0.32
EARNINGS PER COMMON SHARE - DILUTED	$0.34	$0.32

PRESS RELEASE April 22, 2015 Page 10 of 15

CONSOLIDATED STATEMENTS OF OPERATIONS
QUARTERLY TREND
(unaudited, dollars in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
INTEREST INCOME
Loans and loan fees	$14,569	$14,094	$13,396	$13,203	$12,877
U.S. Government agency obligations	541	548	553	591	628
Obligations of states and political subdivisions	1,335	1,390	1,428	1,489	1,505
Collateralized mortgage obligations	182	188	198	224	250
Mortgage-backed securities	445	461	474	500	501
Corporate bonds	38	38	38	87	90
Federal funds sold and interest-bearing deposits due from banks	23	27	35	42	46
Dividends	60	37	42	35	38
Total interest income	17,193	16,783	16,164	16,171	15,935
INTEREST EXPENSE
Savings, N.O.W. and money market deposits	274	292	291	287	292
Time deposits	294	305	322	337	345
Borrowings	108	41	2	5	-
Total interest expense	676	638	615	629	637
Net interest income	16,517	16,145	15,549	15,542	15,298
Provision for loan losses	250	250	250	250	250
Net interest income after provision for loan losses	16,267	15,895	15,299	15,292	15,048
NON-INTEREST INCOME
Service charges on deposit accounts	747	847	887	944	1,003
Other service charges, commissions and fees	593	735	778	892	679
Fiduciary fees	-	199	265	280	279
Net gain (loss) on sale of securities available for sale	26	31	11	(23)	-
Net gain on sale of portfolio loans	198	-	217	-	-
Net gain on sale of mortgage loans originated for sale	144	69	51	70	93
Net (loss) gain on sale of premises and equipment	-	(1)	-	110	642
Income from bank owned life insurance	309	319	316	366	354
Other operating income	74	381	25	39	42
Total non-interest income	2,091	2,580	2,550	2,678	3,092
OPERATING EXPENSES
Employee compensation and benefits	8,606	8,583	8,628	8,488	8,861
Occupancy expense	1,462	1,394	1,295	1,411	1,435
Equipment expense	385	429	418	434	449
Consulting and professional services	338	743	693	639	551
FDIC assessment	290	294	202	268	267
Data processing	570	523	549	559	573
Branch consolidation costs (credits)	-	-	-	(279)	(170)
Other operating expenses	1,457	1,756	1,451	1,632	1,343
Total operating expenses	13,108	13,722	13,236	13,152	13,309
Income before income tax expense	5,250	4,753	4,613	4,818	4,831
Income tax expense	1,241	687	875	1,047	1,111
NET INCOME	$4,009	$4,066	$3,738	$3,771	$3,720
EARNINGS PER COMMON SHARE - BASIC	$0.34	$0.35	$0.32	$0.33	$0.32
EARNINGS PER COMMON SHARE - DILUTED	$0.34	$0.35	$0.32	$0.32	$0.32

PRESS RELEASE April 22, 2015 Page 11 of 15

STATISTICAL SUMMARY
(unaudited, dollars in thousands, except per share data)

	Three Months Ended March 31,
	2015	2014
EARNINGS:
Earnings per common share - diluted	$0.34	$0.32
Net income	4,009	3,720
Net interest income	16,517	15,298
Cash dividends per common share	0.06	-

AVERAGE BALANCES:
Total assets	$1,905,403	$1,695,486
Loans	1,372,365	1,088,253
Investment securities	359,413	415,385
Interest-earning assets	1,766,276	1,567,052
Demand deposits	668,613	610,739
Core deposits (1)	1,357,241	1,279,680
Total deposits	1,572,401	1,505,871
Borrowings	124,111	-
Stockholders' equity	184,942	171,192

FINANCIAL PERFORMANCE RATIOS:
Return on average assets	0.85%	0.89%
Return on average stockholders' equity	8.79%	8.81%
Average loans/average deposits	87.28%	72.27%
Average core deposits/average deposits	86.32%	84.98%
Average demand deposits/average deposits	42.52%	40.56%
Net interest margin (FTE)	4.02%	4.21%
Operating efficiency ratio (2)	66.33%	67.98%
Core operating efficiency ratio (3)	66.39%	72.49%

(1) Demand, savings, N.O.W. and money market deposits.
(2) The operating efficiency ratio is calculated by dividing operating expenses, excluding net gains and losses on sales and writedowns of OREO, by the sum of fully taxable equivalent ("FTE") net interest income and non-interest income, excluding net gains and losses on bulk sales of loans and available for sale securities.

(3) The core operating efficiency ratio is calculated by making certain adjustments to the operating efficiency ratio calculation. The core operating efficiency ratio is not required by U.S. GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate core operating efficiency. Since there is no authoritative requirement to calculate this ratio, our ratio is not necessarily comparable to similar efficiency measures disclosed or used by other companies in the financial services industry. The core operating efficiency ratio is a non-GAAP financial measure and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with U.S. GAAP. The reconciliation of core FTE net interest income to FTE net interest income is provided elsewhere herein. With respect to the calculation of the actual unaudited core operating efficiency ratio as of the reported periods, the reconciliation of core operating expenses to U.S. GAAP total operating expenses and core non-interest income to U.S. GAAP total non-interest income and the calculation of the core operating efficiency ratio are set forth below:

Core operating expenses:
Total operating expenses	$13,108	$13,309
Adjust for branch consolidation costs (credits)	-	170
Core operating expenses	13,108	13,479

Core non-interest income:
Total non-interest income	2,091	3,092
Adjust for gain on sale of branch building	-	(642)
Core non-interest income	2,091	2,450
Adjust for tax-equivalent basis	202	212
Core FTE non-interest income	2,293	2,662

Core operating efficiency ratio:
Core operating expenses	13,108	13,479
Core FTE net interest income	17,476	15,932
Core FTE non-interest income	2,293	2,662
Less net gain on sale of securities available for sale	(26)	-
Core operating expenses/sum of other items above	66.39%	72.49%

PRESS RELEASE April 22, 2015 Page 12 of 15

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands)

RECONCILIATION OF BASIC AND DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:

		Three Months Ended March 31,
		2015		2014

Weighted average common shares outstanding		11,602,924		11,573,014
Weighted average unvested restricted shares		91,503		-
Weighted average shares for basic earnings per share		11,694,427		11,573,014
Additional diluted shares:
Stock options		68,672		58,448
Weighted average shares for diluted earnings per share		11,763,099		11,631,462

CAPITAL RATIOS:
	March 31,	December 31,		September 30,		June 30,		March 31,
	2015	2014		2014		2014		2014
Suffolk Bancorp:
Tier 1 leverage ratio	10.13%	10.04%		10.21%		10.27%		10.27%
Common equity tier 1 risk-based capital ratio	12.52%	N/	A	N/	A	N/	A	N/	A
Tier 1 risk-based capital ratio	12.52%	12.10%		12.84%		13.28%		13.57%
Total risk-based capital ratio	13.77%	13.35%		14.09%		14.53%		14.82%
Tangible common equity ratio (1)	9.77%	9.50%		10.07%		10.06%		9.99%
Total stockholders' equity/total assets (2)	9.91%	9.64%		10.22%		10.21%		10.15%

Suffolk County National Bank:
Tier 1 leverage ratio	10.02%	9.96%		10.11%		10.19%		10.20%
Common equity tier 1 risk-based capital ratio	12.38%	N/	A	N/	A	N/	A	N/	A
Tier 1 risk-based capital ratio	12.38%	12.00%		12.72%		13.19%		13.48%
Total risk-based capital ratio	13.63%	13.25%		13.97%		14.44%		14.73%
Tangible common equity ratio (1)	9.66%	9.40%		9.97%		9.98%		9.92%
Total stockholders' equity/total assets (2)	9.80%	9.55%		10.12%		10.14%		10.08%

(1) The ratio of tangible common equity to tangible assets, or TCE ratio, is calculated by dividing total common stockholders' equity by total assets, after reducing both amounts by intangible assets. The TCE ratio is not required by U.S. GAAP or by applicable bank regulatory requirements, but is a metric used by management to evaluate the adequacy of our capital levels. Since there is no authoritative requirement to calculate the TCE ratio, our TCE ratio is not necessarily comparable to similar capital measures disclosed or used by other companies in the financial services industry. Tangible common equity and tangible assets are non-GAAP financial measures and should be considered in addition to, not as a substitute for or superior to, financial measures determined in accordance with U.S. GAAP. With respect to the calculation of the actual unaudited TCE ratios as of March 31, 2015, reconciliations of tangible common equity to U.S. GAAP total common stockholders' equity and tangible assets to U.S. GAAP total assets are set forth below:

Suffolk Bancorp:
Total stockholders' equity	$187,560			Total assets		$1,891,957		9.91%
Less: intangible assets	(3,043)			Less: intangible assets		(3,043)
Tangible common equity	$184,517			Tangible assets		$1,888,914		9.77%

Suffolk County National Bank:
Total stockholders' equity	$185,384			Total assets		$1,891,599		9.80%
Less: intangible assets	(3,043)			Less: intangible assets		(3,043)
Tangible common equity	$182,341			Tangible assets		$1,888,556		9.66%

(2) The ratio of total stockholders' equity to total assets is the most comparable U.S. GAAP measure to the non-GAAP tangible common equity ratio presented herein.

PRESS RELEASE April 22, 2015 Page 13 of 15

STATISTICAL SUMMARY (continued)
(unaudited, dollars in thousands, except per share data)

	Periods Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014

LOAN DISTRIBUTION (1):
Commercial and industrial	$178,812	$177,813	$180,399	$181,318	$165,019
Commercial real estate	579,873	560,524	512,341	487,901	477,199
Multifamily	322,229	309,666	274,352	245,122	221,841
Mixed use commercial	35,333	34,806	27,476	26,132	12,759
Real estate construction	24,608	26,206	21,615	15,601	14,940
Residential mortgages	184,977	187,828	185,856	176,370	173,347
Home equity	49,440	50,982	52,001	54,197	55,250
Consumer	6,888	7,602	8,021	8,855	9,463
Total loans	$1,382,160	$1,355,427	$1,262,061	$1,195,496	$1,129,818
Sequential quarter growth rate	1.97%	7.40%	5.57%	5.81%	5.70%
Period-end loans/deposits ratio	86.84%	87.11%	79.84%	76.23%	74.16%

FUNDING DISTRIBUTION:
Demand	$682,593	$683,634	$681,306	$676,415	$633,496
N.O.W.	131,934	121,046	115,846	101,914	114,831
Savings	312,101	298,653	302,470	298,811	303,355
Money market	241,856	233,968	256,721	262,064	243,413
Total core deposits	1,368,484	1,337,301	1,356,343	1,339,204	1,295,095
Time	223,188	218,759	224,426	228,999	228,339
Total deposits	1,591,672	1,556,060	1,580,769	1,568,203	1,523,434
Borrowings	90,000	130,000	10,000	-	-
Total funding sources	$1,681,672	$1,686,060	$1,590,769	$1,568,203	$1,523,434
Sequential quarter growth rate - total deposits	2.29%	(1.56%)	0.80%	2.94%	0.89%
Period-end core deposits/total deposits ratio	85.98%	85.94%	85.80%	85.40%	85.01%
Period-end demand deposits/total deposits ratio	42.89%	43.93%	43.10%	43.13%	41.58%
Cost of funds for the quarter	0.16%	0.15%	0.16%	0.16%	0.17%

EQUITY:
Common shares outstanding	11,725,652	11,670,770	11,667,590	11,653,098	11,573,014
Stockholders' equity	$187,560	$182,733	$183,197	$180,305	$174,171
Book value per common share	16.00	15.66	15.70	15.47	15.05
Tangible common equity	184,517	179,742	180,210	177,319	171,177
Tangible book value per common share	15.74	15.40	15.45	15.22	14.79

(1) Excluding loans held for sale.

PRESS RELEASE April 22, 2015 Page 14 of 15

ASSET QUALITY ANALYSIS
(unaudited, dollars in thousands)

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2015	2014	2014	2014	2014
Non-performing assets (1):
Non-accrual loans:
Commercial and industrial	$3,035	$4,060	$4,946	$4,891	$4,843
Commercial real estate	6,647	6,556	6,650	6,776	6,936
Residential mortgages	2,074	2,020	2,457	1,734	1,840
Home equity	414	303	557	501	431
Consumer	122	42	44	9	9
Total non-accrual loans	12,292	12,981	14,654	13,911	14,059
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total non-performing loans	12,292	12,981	14,654	13,911	14,059
Non-accrual loans held for sale	-	-	-	-	-
OREO	-	-	-	-	-
Total non-performing assets	$12,292	$12,981	$14,654	$13,911	$14,059
Total non-accrual loans/total loans (2)	0.89%	0.96%	1.16%	1.16%	1.24%
Total non-performing loans/total loans (2)	0.89%	0.96%	1.16%	1.16%	1.24%
Total non-performing assets/total assets	0.65%	0.68%	0.82%	0.79%	0.82%

Troubled debt restructurings (2) (3)	$18,741	$19,673	$19,677	$21,994	$16,076

Activity in the allowance for loan losses:
Balance at beginning of period	$19,200	$18,800	$18,478	$17,737	$17,263
Less: charge-offs	493	22	119	234	117
Recoveries	368	172	191	725	341
Provision for loan losses	250	250	250	250	250
Balance at end of period	$19,325	$19,200	$18,800	$18,478	$17,737
Allowance for loan losses/non-accrual loans (1) (2)	157%	148%	128%	133%	126%
Allowance for loan losses/non-performing loans (1) (2)	157%	148%	128%	133%	126%
Allowance for loan losses/total loans (1) (2)	1.40%	1.42%	1.49%	1.55%	1.57%

Net charge-offs (recoveries):
Commercial and industrial	$149	$(133)	$(56)	$(11)	$(177)
Commercial real estate	(7)	(11)	(11)	(485)	(12)
Residential mortgages	(11)	(4)	(4)	28	(4)
Home equity	(2)	(2)	(3)	(18)	(27)
Consumer	(4)	-	2	(5)	(4)
Total net charge-offs (recoveries)	$125	$(150)	$(72)	$(491)	$(224)
Net charge-offs (recoveries) (annualized)/average loans	0.04%	(0.05%)	(0.02%)	(0.17%)	(0.08%)

Delinquencies and non-accrual loans
as a % of total loans (1):
Loans 30 - 59 days past due	0.05%	0.07%	0.22%	0.24%	0.32%
Loans 60 - 89 days past due	0.03%	0.03%	0.03%	0.12%	0.01%
Loans 90 days or more past due and still accruing	-	-	-	-	-
Total accruing past due loans	0.08%	0.10%	0.25%	0.36%	0.33%
Non-accrual loans	0.89%	0.96%	1.16%	1.16%	1.24%
Total delinquent and non-accrual loans	0.97%	1.06%	1.41%	1.52%	1.57%

(1) At period end.
(2) Excluding loans held for sale.
(3) Troubled debt restructurings on non-accrual status included here and also included in total non-accrual loans are $9,323, $10,293, $11,483, $12,204 and $5,445 at March 31, 2015, December 31, 2014, September 30, 2014, June 30, 2014 and March 31, 2014, respectively.

PRESS RELEASE April 22, 2015 Page 15 of 15

NET INTEREST INCOME ANALYSIS
For the Three Months Ended March 31, 2015 and 2014
(unaudited, dollars in thousands)

	2015			2014
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost
Assets:
Interest-earning assets:
Investment securities (1)	$359,413	$3,378	3.81%	$415,385	$3,850	3.76%
Federal Reserve Bank, Federal Home Loan Bank and other stock	8,335	60	2.92	2,863	38	5.38
Federal funds sold and interest-bearing deposits	26,163	23	0.36	60,551	46	0.31
Loans (2)	1,372,365	14,711	4.35	1,088,253	12,976	4.84
Total interest-earning assets	1,766,276	$18,172	4.17%	1,567,052	$16,910	4.38%
Non-interest-earning assets	139,127			128,434
Total assets	$1,905,403			$1,695,486

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$688,628	$274	0.16%	$668,941	$292	0.18%
Time deposits	215,160	294	0.55	226,191	345	0.62
Total savings and time deposits	903,788	568	0.25	895,132	637	0.29
Borrowings	124,111	108	0.35	-	-	-
Total interest-bearing liabilities	1,027,899	676	0.27	895,132	637	0.29
Demand deposits	668,613			610,739
Other liabilities	23,949			18,423
Total liabilities	1,720,461			1,524,294
Stockholders' equity	184,942			171,192
Total liabilities and stockholders' equity	$1,905,403			$1,695,486
Total cost of funds			0.16%			0.17%
Net interest rate spread			3.90%			4.09%
Net interest income/margin		17,496	4.02%		16,273	4.21%
Less tax-equivalent basis adjustment		(979)			(975)
Net interest income		$16,517			$15,298

(1) Interest on securities includes the effects of tax-equivalent basis adjustments of $837 and $876 in 2015 and 2014, respectively.
(2) Interest on loans includes the effects of tax-equivalent basis adjustments of $142 and $99 in 2015 and 2014, respectively.